Exhibit 99

WYETH

2008 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to provide a means through which the Company may attract able persons to become and remain Non-Employee Directors of the Company and to provide a means whereby Non-Employee Directors of the Company can acquire and retain Stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between stockholders and such Non-Employee Directors.

2.	Definitions.

The following definitions shall be applicable throughout the Plan.

(a) “2006 Plan” shall mean the Wyeth 2006 Non-Employee Director Stock Incentive Plan.

(b) “2006 Standing Election” shall have the meaning set forth in Section 7(d)(iv).

(c) “Annual Deferred Stock Unit Award” shall mean the automatic annual Deferred Stock Unit Award granted to a Participant pursuant to Section 7.

(d) “Annual Meeting” shall mean the annual meeting of the Company’s stockholders.

(e) “Award Agreement” means the agreement between the Company and a Participant who has been granted a Deferred Stock Unit Award which defines the rights and obligations of the parties.

(f) “Board” means the Board of Directors of the Company.

(g) “Board Membership” means the period of time during which a Director serves on the Board.

(h) “Change in Control” means (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) who is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations promulgated thereunder and successor provisions and regulations thereto.

(j) “Committee” means the Compensation and Benefits Committee of the Board and any successor thereto.

(k) “Company” means Wyeth, a Delaware corporation.

(l) “Date of Grant” means the date on which a Deferred Stock Unit Award is granted to a Participant under the Plan.

(m) “Default Election” shall have the meaning attributed thereto in Section 7(d)(ii).

(n) “Deferred Stock Account” means an account established by the Trustee to hold the shares of Stock attributable to each Participant receiving a Deferred Stock Unit Award.

(o) “Deferred Unit Account” means a bookkeeping account established and maintained by the Company in the name of each Participant who receives a Deferred Stock Unit Award.

(p) “Deferred Stock Unit” means a hypothetical investment representing one share of Stock granted in connection with a Deferred Stock Unit Award under the Plan.

(q) “Deferred Stock Unit Award” means a Deferred Stock Unit award granted to a Participant under the Plan.

(r) “Director” means any member of the Board.

(s) “Dividend Equivalents” means an amount equal to the cash dividends otherwise payable by the Company upon each share of Stock credited to a Participant’s Deferred Stock Account.

(t) “Exchange Act” means the Securities Exchange Act of 1934.

(u) “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (ii) if the Stock is not listed on a national securities exchange, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

(v) “Initial Election” shall have the meaning attributed thereto in Section 7(d)(i).

(w) “Mandatory Retirement” means a Participant’s mandatory retirement upon the attainment of age seventy-two (72), which is effective as of the last day of the month in which such Participant attains the age of seventy-two (72).

(x) “Non-Employee Director” means a Director who is not also a current employee of the Company or any of its subsidiaries or affiliates.

(y) “Participant” means each Non-Employee Director to whom a Deferred Stock Unit Award has been granted under the Plan.

(z) “Payment Election Form” shall mean the election form filed by a Non-Employee Director with the Company indicating whether such Non-Employee Director’s Deferred Stock Unit Awards will be paid in a lump sum or in a series of 2 to 10 substantially equal annual installments.

(aa) “Payment Election Modification Form” shall mean the election form filed by a Non-Employee Director with the Company indicating a change in the form of payment of such Non-Employee Director’s future Deferred Stock Unit Awards.

(bb) “Plan” means the Company’s 2008 Non-Employee Director Stock Incentive Plan.

(cc) “Section 409A” means Section 409A of the Code, and all guidance and regulations promulgated thereunder.

(dd) “Section 409A Change in Control Event” means a “change in control event” within the meaning of the default definitions set forth in Treasury Regulation Section 1.409A-3(i)(5) or any successor thereto.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Stock” means the common stock par value $0.33 1/3 per share, of the Company.

(gg) “Termination of Board Membership” shall mean (i) the date on which the Board Membership of a Participant terminates, provided that such termination constitutes a “separation from service” within the meaning set forth in Treasury Regulation Section 1.409A-1(h), or the successor thereto, or (ii) such later date on which the Participant incurs a “separation from service” within the meaning set forth in Treasury Regulation Section 1.409A-1(h).

(hh) “Total Annual Compensation” means, in a given calendar year, the aggregate amount of compensation (equity and cash) which will be paid to each Non-Employee Director (other than any Committee Chairperson fee), as determined by the Nominating and Governance Committee of the Board.

(ii) “Trust” shall mean the grantor domestic trust established by the Company to hold the shares of Stock attributable to Participants receiving Deferred Stock Unit Awards.

(jj) “Trustee” shall mean the trustee of the Trust.

(kk) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) or (d)(1)(B) of the Code), (b) a loss of the Participant’s property by reason of casualty (including the need to rebuild the Participant’s home following damage thereto not otherwise covered by insurance) or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond the Participant’s control; provided, that in all events a determination of what constitutes an Unforeseeable Emergency will be made in accordance with Treasury Regulation Section 1.409A-3(i)(3).

3.	Effective Date and Stockholder Approval.

The Plan shall be submitted to the stockholders of the Company for their approval at the Annual Meeting of Stockholders to be held on April 24, 2008. The Plan shall become effective upon the affirmative vote of the holders of a majority of the shares of Stock present, or represented, and entitled to vote at the meeting.

4.	Administration.

The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to (i) grant discretionary Deferred Stock Unit Awards under the Plan, (ii) determine the nature and extent of the Deferred Stock Unit Awards to be made to each Non-Employee Director, (iii) determine the time or times when Deferred Stock Unit Awards will be made to Non-Employee Directors, (iv) determine the conditions to which the payment of Deferred Stock Unit Awards may be subject, (v) change the number, type and terms of the Deferred Stock Unit Awards granted under the Plan, (vi) prescribe the form or forms of Award Agreements, and (vii) cause records to be established in which there shall be entered, from time to time as Deferred Stock Unit Awards are made to Participants, the date of each Deferred Stock Unit Award, and the number of Deferred Stock Units awarded by the Committee to each Participant.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, and revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee shall also have the authority to construe and interpret the Plan and all Deferred Stock

Unit Awards and Award Agreements issued pursuant to the Plan and to correct any defects, supply any omissions and/or reconcile any inconsistencies therein. The Committee’s interpretation of the Plan or any documents evidencing Deferred Stock Unit Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

5.	Shares Subject to the Plan.

Unless otherwise determined by the Committee, Deferred Stock Unit Awards shall be automatically granted to Non-Employee Directors pursuant to the formula set forth in Section 7; provided, however, that:

(a) Subject to Section 10, the maximum number of shares of Stock that may be issued pursuant to all Deferred Stock Unit Awards shall be 300,000.

(b) The Committee may adopt reasonable counting procedures to ensure appropriate counting and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with a Deferred Stock Unit Award. To the extent that a Deferred Stock Unit Award expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares to which the Deferred Stock Unit Award related, the undelivered shares will again be available for Deferred Stock Unit Awards under the Plan; and

(c) Stock delivered by the Company in settlement of Deferred Stock Unit Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.	Eligibility.

Participation in the Plan shall be limited to Non-Employee Directors.

7.	Annual Deferred Stock Unit Awards.

(a) Automatic Grant. Unless otherwise determined by the Committee, on the date of each Annual Meeting, each Non-Employee Director who is newly elected as a Non-Employee Director or who was previously so elected and continues as a Non-Employee Director immediately following such Annual Meeting shall automatically be granted, without further action by the Board or the Committee, an Annual Deferred Stock Unit Award. The number of Deferred Stock Units granted pursuant to each Annual Deferred Stock Unit Award shall be the number of Deferred Stock Units equal to sixty percent (60%) of the Total Annual Compensation for the calendar year in which such Annual Meeting occurs divided by the Fair Market Value of one share of Stock as of the date of the Annual Meeting, rounded up to the nearest whole share.

(b) Establishment of Deferred Unit Account. Unless otherwise determined by the Committee, on the Date of Grant of an initial Deferred Stock Unit Award to a Participant, the Company shall establish a Deferred Unit Account for each new Participant receiving such Deferred Stock Unit Award and credit to each such newly established or previously established Deferred Unit Account for each such Participant the number of Deferred Stock Units attributable to each such Deferred Stock Unit Award.

(c) Contribution of Stock to Trust. Unless otherwise determined by the Committee, on the Date of Grant of each Deferred Stock Unit Award, the Company shall contribute to the Trust for the benefit of each Participant receiving such Deferred Stock Unit Award a number of shares of Stock equal to the number of Deferred Stock Units granted to each such Participant pursuant to each such Deferred Stock Unit Award and shall instruct the Trustee or applicable record keeper to establish a Deferred Stock Account for each such new Participant and to allocate to each such newly established or previously established Deferred Stock Account for each such Participant the number of shares of Stock attributable to such Deferred Stock Unit Award. Each Participant with respect to whom a Deferred Stock Account has been established shall have the voting power to direct the trustee with respect to the voting of Stock allocated to such Deferred Stock Account. The trustee shall not have discretion to vote the Stock held in the Trust unless instructed to do so by the Participant to whose account the Stock has been allocated. Stock held in Deferred Stock Accounts (including, without limitation, Dividend Equivalents) shall be subject to forfeiture and returned to the Company to the same extent that the corresponding Deferred Stock Unit Award is subject to forfeiture. Upon forfeiture of all or a portion of any Deferred Stock Unit Award, the corresponding number of shares of Stock held in a Deferred Stock Account shall be forfeited and returned to the Company. Each Deferred Stock Account shall be maintained under the Trust for each Participant with respect to whom a Deferred Stock Account has been established until the payment and/or forfeiture of all shares of Stock allocated to such Deferred Stock Account.

(d) Time and Form of Payment Election.

(i) Initial Elections. Unless a 2006 Standing Election is in effect with respect to a Non-Employee Director (as provided in Section 7(d)(iv) below), within thirty (30) days following the date of an Annual Meeting at which a Non-Employee Director first receives an initial Deferred Stock Unit Award, or such earlier date prescribed by the Committee, such Non-Employee Director must file a Payment Election Form, in a form approved by the Committee or its delegate, with the Company indicating the form of payment of such Deferred Stock Unit Award (a lump sum or in a series of 2 to 10 substantially equal annual installments) and the time of payment (in accordance with the provisions of the Payment Election Form, but in all cases following the Non-Employee Director’s Termination of Board Membership) (the “Initial Election”).

(ii) Default Election. In the event that any Non-Employee Director fails to make an Initial Election by filing a timely Payment Election Form with respect to an initial Deferred Stock Unit Award, such Deferred Stock Unit Award will be paid to the Non-Employee Director in a lump sum on the first day of the month following the Termination of Board Membership of such Non-Employee Director (the “Default Election”).

(iii) Change in Form of Payment. The Initial Election, Default Election, or 2006 Standing Election, as applicable, for each Non-Employee Director shall be a standing election and shall apply to the initial Deferred Stock Unit Award for such Non-Employee Director and, unless such election is timely changed, to all of the Non-Employee

Director’s subsequent Deferred Stock Unit Awards. A Non-Employee Director may elect to change the form of payment for any future Deferred Stock Unit Award by filing a Payment Election Modification Form, in a form approved by the Committee or its delegate, with the Company no later than December 31, or such earlier date prescribed by the Committee, of the year prior to the year in which the Deferred Stock Unit Award with respect to which the change will be effective is to be granted. Any such Payment Election Modification Form shall apply to all of the Non-Employee Director’s subsequent Deferred Stock Unit Awards, unless and until a new Payment Election Modification Form is filed with the Company.

(iv) Standing Election from 2006 Non-Employee Director Stock Incentive Plan. To the extent that as of the date the Board adopts the Plan, a Non-Employee Director has a standing election pursuant to Section 8(d)(iii) of the Wyeth 2006 Non-Employee Director Stock Incentive Plan, as amended (the “2006 Plan”), with respect to the Deferred Stock Unit Awards thereunder, such standing election (a “2006 Standing Election”) shall be effective hereunder with respect to all Deferred Stock Unit Awards hereunder unless and until such 2006 Standing Election is timely changed pursuant to Section 7(d)(iii) herein.

(e) Vesting. Subject to forfeiture upon the Termination of Board Membership of a Participant or accelerated vesting, as provided herein, and unless otherwise provided in a Deferred Stock Unit Award:

(i) Deferred Stock Unit Awards Granted to Newly-Elected Non-Employee Directors. Each initial Deferred Stock Unit Award granted to a Non-Employee Director who is newly-elected to the Board shall become fully vested and no longer subject to forfeiture on the date that is twelve (12) months and thirty (30) days from the Date of Grant; provided, however, that no Deferred Stock Unit Award shall become vested prior to the date upon which a Non-Employee Director has completed two years of continuous Board Membership; and

(ii) Deferred Stock Unit Awards Granted to Non-Employee Directors Who Are Not Newly-Elected to the Board. Each Deferred Stock Unit Award granted to a Non-Employee Director who is not newly-elected to the Board shall become fully vested and no longer subject to forfeiture on the earlier of (x) the date that is twelve (12) months from the Date of Grant or (y) the day immediately prior to the next Annual Meeting; provided, however, that no Deferred Stock Unit Award shall become vested prior to the date upon which a Non-Employee Director has completed two years of continuous Board Membership.

Notwithstanding any vesting schedule established for any Deferred Stock Unit Award, the Committee may, in its sole discretion, accelerate the vesting of any Deferred Stock Unit Award and cause the forfeiture restrictions with respect to such Deferred Stock Unit Award to lapse; provided, however, that the Committee may not accelerate the vesting of any initial Deferred Stock Unit Award (otherwise subject to vesting on the date that is twelve (12) months and thirty (30) days from the Date of Grant), if the Initial Election with respect to such Annual Deferred Stock Unit Award was made in reliance on Treasury Regulation Section 1.409A-2(a)(5) and acceleration of vesting would preclude such reliance.

(f) Dividend Equivalents. Unless otherwise provided in an Award Agreement, the Company shall withhold cash dividends payable on the shares of Stock held in the Trust and, on each date that cash dividends are otherwise payable to the holders of Stock, the Company shall credit the Dividend Equivalents to each Participant’s Deferred Unit Account. On each date that the Dividend Equivalents in any Deferred Unit Account equal the value of a full share of Stock, the Company shall deduct such value from such Deferred Unit Account and contribute one share of Stock to the Participant’s Deferred Stock Account in the Trust. Dividend Equivalents and shares of Stock attributable to Dividend Equivalents shall be subject to forfeiture in the same manner as the Deferred Stock Unit Awards with respect to which such Dividend Equivalents are attributable. To the extent not forfeited, shares of Stock in a Participant’s Deferred Stock Unit Account attributable to Dividend Equivalents and all amounts then credited to such Participant’s Deferred Unit Account that have not yet been converted into shares of Stock shall be paid to the Participant at the same time and in the same form as the shares of Stock underlying the Deferred Stock Unit Award to which such Dividend Equivalents relate.

(g) Accelerated Vesting and Forfeiture of Deferred Stock Unit Awards upon the Termination of a Participant’s Board Membership. Unless otherwise determined by the Committee or provided in the Award Agreement or this subsection (g): (i) in the event of a Participant’s Termination of Board Membership on account of such Participant’s death or Mandatory Retirement, where such Participant has completed at least two years of continuous Board Membership, all unvested Deferred Stock Units held by such Participant as of the date of such Termination of Board Membership shall immediately become fully vested and the forfeiture restrictions thereon shall lapse; provided, however, that a Deferred Stock Unit Award subject to an Initial Election pursuant to Section 7(d)(i) shall not become fully vested pursuant to this Section 7(g) if the Initial Election was made in reliance on Treasury Regulation Section 1.409A-2(a)(5) and acceleration of vesting would preclude such reliance, and (ii) except as otherwise provided in Section 11 below, in the event of the Participant’s Termination of Board Membership for any reason other than due to such Participant’s death or Mandatory Retirement, all unvested Deferred Stock Units held by such Participant as of the date of such Termination of Board Membership shall immediately expire and be forfeited.

(h) Payment of Deferred Stock Unit Awards.

(i) Subject to Section 11 below, the shares of Stock attributable to Deferred Stock Unit Awards for each Participant (including shares attributable to Dividend Equivalents) shall be held in the Trust until a Participant incurs a Termination of Board Membership. Following such Termination of Board Membership, the shares of Stock held in such Participant’s Deferred Stock Account attributable to vested Deferred Stock Units shall be paid by the Trustee to such Participant and all vested amounts then credited to such Participant’s Deferred Unit Account that have not yet been converted into shares of Stock shall be paid by the Company to such Participant at the time or times determined pursuant to Section 7(d) in a lump sum or in a series of annual installments (net of required withholding for federal, state, local and foreign taxes, if any) in accordance with a 2006 Standing Election, pursuant to a Default Election or as elected by such Participant hereunder pursuant to a Payment Election Form or Payment Election Modification Form, as applicable. Notwithstanding the foregoing, upon the death of a

Participant, the unpaid shares of Stock attributable to a Deferred Stock Unit Award and any amounts then credited such Participant’s Deferred Stock Unit Account, to the extent vested, shall be paid, without regard to any election pursuant to Section 7(d), in a lump sum, on the first day of the month following the Participant’s death.

(ii) The Committee shall not accelerate or delay payment of shares of Stock attributable to a Deferred Stock Unit Award except to the extent that such acceleration or delay may be effected in a manner that will not cause any Participant to incur taxes, interest or penalties under Section 409A.

(i) Deferred Stock Unit Award Agreement. Each Deferred Stock Unit Award shall be evidenced by an Award Agreement, which shall contain such provisions as may be determined by the Committee.

(j) Amendment or Cancellation of Deferred Stock Unit Award Formula. Notwithstanding anything herein to the contrary, the Committee may, at any time and from time to time in its sole discretion amend the form of automatic Deferred Stock Unit Award to Non-Employee Directors as set forth in this Section 7 by increasing or decreasing the number of shares of Stock subject to the formula or substituting an alternate formula or a different Deferred Stock Unit Award on different terms, including different or no vesting conditions. Any such amendment shall apply prospectively to Deferred Stock Unit Awards granted after the effective date of the amendment in a manner that complies with Section 409A.

(k) Payment upon an Unforeseeable Emergency.

(i) A Participant may petition the Committee for a payment of the shares of Stock held in such Participant’s Deferred Stock Account attributable to vested Deferred Stock Units on account of an Unforeseeable Emergency. Upon the application of a Participant for payment due to an Unforeseeable Emergency, the Committee shall determine whether the circumstances surrounding such request constitute an Unforeseeable Emergency and, if so, shall approve such request and instruct the Trustee to pay to such Participant only the number of shares of Stock attributable to vested Deferred Stock Units necessary to satisfy such Unforeseeable Emergency; provided, however, that (A) such payment shall not exceed the balance of all shares of Stock attributable to vested Deferred Stock Units held in such Participant’s Deferred Stock Account; (B) such payment shall not be made to the extent the Unforeseeable Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of a Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; and (C) amounts available to a Participant from other deferred compensation plans shall not be considered. No Participant requesting payment for an Unforeseeable Emergency shall have any involvement in making the determination to approve such payment on the part of the Committee.

(ii) For purposes of this Section 7(k), the value of the shares of Stock shall be calculated based on the Fair Market Value of the Stock on the designated date of issuance. A Participant must provide adequate documentation to the Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Emergency and the taxes payable on the release of such shares. If a Participant elected, pursuant to Section 7(d), to receive the shares of Stock in the form of installments, the number of shares issued due to the Unforeseeable Emergency shall be deducted from the remaining installments to be issued to such Participant starting with the last in time of such installments scheduled to be issued.

8.	Discretionary Grant of Deferred Stock Unit Awards.

The Committee is authorized, subject to limitations under applicable law, to grant Deferred Stock Unit Awards on a discretionary basis to Non-Employee Directors. The Committee shall determine the terms and conditions of such Deferred Stock Unit Awards at the Date of Grant or thereafter.

9.	General.

(a) Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Deferred Stock Unit Awards hereunder until such shares have been issued to that person free of any restrictions on stock ownership.

(b) Government and Other Regulations.

(i) Subject to Section 9(b)(ii), the obligation of the Company to make payment of Deferred Stock Unit Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Deferred Stock Unit Award to the contrary and subject to this Section 9, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to a Deferred Stock Unit Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received the advice of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(ii) To the extent the Committee reasonably anticipates that payment of a Deferred Stock Unit Award would violate Federal securities law or other applicable law, the Committee may, in its discretion, delay issuance of shares of Stock underlying such Deferred Stock Unit Award; provided that such delay is effected in a manner that complies with Section 409A. In the event of such delay, such shares of Stock shall be issued on the earliest date the Committee reasonably anticipates that such issuance will not cause a violation of applicable law or may be effected in a manner that complies with Section 409A.

(c) Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons or entities as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to a Deferred Stock Unit Award due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(d) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Restated Certificate of Incorporation, as amended, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e) Rights to Re-election. Nothing in the Plan shall be deemed to create any obligation on the part of the Company or the Board to nominate any Non-Employee Director for re-election by the Company’s stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board.

(f) Governing law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(g) Nontransferability. No Deferred Stock Unit Award may be assigned or transferred, pledged or sold prior to its delivery to a Participant or, in the case of a Participant’s death, to the Participant’s legal representative or legatee or such other person designated by an appropriate court; provided, however, that the transfer of a Deferred Stock Unit Award for estate planning purposes shall be allowed in accordance with applicable law.

(h) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. References herein to sections are references to sections of the Plan, unless otherwise provided.

10.	Changes in Capital Structure.

Deferred Stock Unit Awards granted under the Plan and any Award Agreements, the maximum number of shares of Stock subject to all Deferred Stock Unit Awards and the maximum number of shares of Stock subject to each Deferred Stock Unit Award shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Deferred Stock Unit Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Deferred Stock Unit Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of shares of Stock available under the Plan and the maximum number of shares available for grant pursuant to Deferred Stock Unit Awards shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

11.	Change in Control.

Unless otherwise provided in a particular Award Agreement, in the event of a Change in Control:

(a) Notwithstanding any applicable vesting schedule, or any other limitation on vesting, all outstanding Deferred Stock Unit Awards shall immediately become 100% vested and the forfeiture provisions thereon shall lapse; and

(b) Solely to the extent that the Change in Control is a Section 409A Change in Control Event, any outstanding Deferred Stock Unit Awards shall be cancelled and the holders thereof shall receive, on the day following such Change in Control, in a lump sum of cash or Stock, the value of such Deferred Stock Unit Awards based upon the highest price per share of Stock received or to be received by other stockholders of the Company in connection with such Change in Control.

12.	Amendments and Termination.

The Board may at any time terminate the Plan. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan after it is terminated; provided, however, that any Deferred Stock Unit Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Deferred Stock Unit Award shall have been paid, in accordance with its terms or shall have expired. Except as otherwise provided in the immediately following sentence, if the Plan is terminated, payment of outstanding Deferred

Stock Unit Awards shall be made in accordance with Section 7(h). Upon termination of the Plan, the Committee may not, in its discretion, accelerate payment of outstanding Deferred Stock Unit Awards except to the extent that such acceleration may be effected in a manner that complies with Section 409A. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval the Committee shall not make any amendment to the Plan which would (i) materially increase the maximum number of shares of Stock which may be issued pursuant to Awards or the maximum number of shares subject to Deferred Stock Unit Awards, except as provided in Section 10, or (ii) change the class of persons eligible to receive Awards under the Plan.

13.	Section 409A.

The Committee shall not have the right to amend any Deferred Stock Unit Award granted hereunder, without the consent of any Participant, except to extent that the Committee determines such amendment to be necessary to ensure compliance with Section 409A and such amendment may be effected in a manner that complies with Section 409A.

*            *            *

As adopted by the Board of Directors of Wyeth on November 15, 2007, subject to stockholder approval at the Annual Meeting of Stockholders to be held on April 24, 2008.